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                                  PRESS RELEASE


For Immediate Release                  Pioneer Contact:  Philip J. Ablove
                                                         Pioneer Companies, Inc.
                                                         (713) 225-3831



            PIONEER COMPANIES, INC. SUBSIDIARY COMMENCES TENDER OFFER
                  FOR ITS 13 3/8% FIRST MORTGAGE NOTES DUE 2005


         Houston, TX (May 20, 1997). -- Pioneer Companies, Inc. announced today that its wholly owned subsidiary, Pioneer Americas Acquisition Corp., on May 19, 1997 commenced a cash tender offer to purchase all of its outstanding 13 3/8% First Mortgage Notes due 2005 and a related consent solicitation to eliminate certain restrictive covenants and other provisions of the Indenture pursuant to which the Notes were issued.

         The purchase price for each $1,000 principal amount of Notes validly tendered will be an amount equal to (i) the present value of the Notes on the date the Notes are accepted for payment determined on the basis of a yield to April 1, 2000 (which is the earliest date on which the Notes may be redeemed) equal to the sum of (x) the Treasury Note Yield as displayed on the Bloomberg Corporate Yield to Call Analysis for the Notes at 5:00 p.m., New York City time, on June 9, 1997 (as such date may be extended) plus (y) 150 basis points (such price being rounded to the nearest cent), plus (ii) accrued and unpaid interest, if any, to but not including, the date the Notes are accepted for payment, minus
(iii) $30 per $1,000 of principal amount of Notes tendered, which is equal to the consent payment described below. Based on the Treasury Note Yield as displayed on the Bloomberg Corporate Yield to Call Analysis for the Notes at 5:00 p.m., New York City time, on May 16, 1997 and assuming this to be the yield on June 9, 1997 and assuming the date on which the notes are accepted for payment to be June 17, 1997, tendering holders would receive a purchase price of $1,188.10 (including accrued and unpaid interest of $28.98).

         In addition to the purchase price, holders who deliver a consent to the proposed amendments to the Indenture prior to the consent solicitation expiration time and do not validly revoke such consent prior to such time will receive a cash consent payment equal to 3% of the principal amount ($30 per $1,000 principal amount) of the Notes for which consents are validly delivered and not validly revoked.

         If the conditions to the offer are satisfied, holders who validly tender their Notes and deliver their consents prior to the consent solicitation expiration time will receive the purchase price and the consent payment for their Notes, and holders who tender their Notes after the consent solicitation expiration time but prior to the tender offer expiration time will receive only the purchase price for their Notes. Holders may not deliver consents without tendering their Notes.

         The tender offer will expire at 12:00 midnight, New York City time, on June 16, 1997, unless extended or terminated. The consent solicitation will expire at 5:00 p.m., New York City time, on June 2, 1997, unless extended or terminated. Tenders of Notes may be validly withdrawn and consents may be validly revoked at any time prior to the consent solicitation expiration time.

         The tender offer and consent solicitation are in connection with Pioneer's proposed acquisition of the Tacoma chlor-alkali plant of Occidental Chemical Corporation and are subject to the satisfaction or waiver of certain conditions, including the consummation of the acquisition.

         Donaldson, Lufkin & Jenrette Securities Corporation is acting as dealer manager in connection with the tender offer and consent solicitation. The full terms and conditions of the tender offer and consent solicitation are set forth in an Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal. Notes may be tendered and consents delivered only in accordance with the terms, conditions and instructions set forth in such documents.

         For more information or to receive a copy of the tender offer documents, contact Joe Muratore of Donaldson, Lufkin & Jenrette Securities Corporation at (212) 892-4753 or fax a request for material to him at (212) 892-4057.

         The Company also announced that Pioneer Americas Acquisition Corp. plans to offer new senior secured notes, or other debt securities, in one or more private transactions. The net proceeds will be used to finance the acquisition of the Tacoma chlor-alkali plant and to purchase First Mortgage Notes in the tender offer. The new securities will not be registered under the Securities Act and may not be offered or sold in the United States absent registration thereunder or an applicable exemption from the registration requirements thereof.